 EXHIBIT 15.1

Letter re: Unaudited Interim Financial Information

November 13, 2007

Cytori Therapeutics, Inc.
3020 Callan Road
San Diego, California  92121

Re:  Registration Statement Nos. 333-82074, 333-122691, 333-134129, and 333-140875

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 9, 2007, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

San Diego, California